Code of Business Conduct and Ethics 2021

Letter from David At Goldman Sachs, we strive to be the world’s leading financial institution by advancing sustainable economic growth and financial opportunity. This guiding purpose, however, cannot be realized without the support of the firm’s most valuable asset: our people. Our Code of Business Conduct and Ethics was written with you in mind. It translates experiences and learnings from more than 150 years into an accessible, actionable roadmap designed to help you make meaningful contributions to our culture and our business. In the end, what makes our culture strong is not just that our people know the difference between right and wrong, but that they show, through their actions, doing the right thing is its own reward. We are all stewards of the firm’s culture, dating back to our beginnings as a partnership, founded in trust and guided by integrity. Everything we do—every piece of advice we give, every transaction we execute, every asset we manage, every interaction in which we take part—must serve to deepen that trust. Upholding our core values of partnership, client service, integrity, and excellence is a responsibility that each of us must take seriously, and I am honored to uphold these values alongside you. David M. Solomon Chairman & Chief Executive Officer

Content Our Integrity Is Integral 04 Our Core Values 05 Raising Concerns 06 and Reporting Issues Our People 08 Diversity and Inclusion 09 Discrimination and Harassment 10 Non-Retaliation 11 Communicating Responsibly 12 Personal Relationships 13 Manager Expectations 14 Our Firm 16 Anti-Bribery and Anti-Corruption 17 Anti-Money Laundering 18 Sanctions 19 Privacy and Data Protection 20 Personal Trading 21 Antitrust 21 Anti-Tying 22 Recordkeeping and Reporting 22 Special Goldman Sachs 23 Bank-Related Considerations Our Clients 25 Safeguarding Information 26 Material Non-Public Information 27 and Insider Trading Transaction Review 28 Gifts, Travel, and Entertainment 29 Conflicts of Interest 30 Fair Dealing 30 Our Communities 32 Human Rights, Sustainability, 33 and Inclusive Growth Charitable Contributions 34 Political Contributions and Activities 34 Personal Private Investments 35 Outside Activities 35 Market Conduct Risk 36 Taxes 36

Our Integrity Is Integral Our culture belongs to our people. It is our words, our deeds, and our decisions that determine not only what Goldman Sachs is today, but also what we will become tomorrow. It is ours to protect and enhance. This Code outlines the policies and practices that define who we are and what we stand for as a firm. It was created with our people in mind, providing clear direction and practical information that enable every Goldman Sachs colleague to cultivate a sense of shared responsibility and accountability. It draws upon our Business Principles and our core values to provide actionable guidance that empowers all Goldman Sachs people to embody these values on behalf of the firm and our clients, and to treat each other with honesty and integrity. As members of this community, we all have a role to play in safeguarding our culture and our firm and embodying excellence in our ethics. Our Shared Commitment Regardless of business line, country, or seniority, we expect everyone to not only comply with the laws and regulations governing our businesses, and follow our policies and procedures, but also to maintain the highest ethical standards in everything we do. The firm will take any disciplinary or preventative action deemed necessary and appropriate to address existing or potential violations of this Code, up to and including termination of employment. Violations of the Code may also constitute violations of law, which may result in criminal or civil penalties for individual employees and/ or the firm. This Code applies to all of our people. The Board of Directors and management of Goldman Sachs have long recognized that integrity and reputation go hand in hand. Resources Business Principles Firmwide Policy on Employee Conduct Firmwide Framework for Conduct Risk Management The Board of Directors and management are determined to provide effective oversight and accountability to uphold these values. As one of our key Business Principles states: “Our assets are our people, capital and reputation. If any of these is ever diminished, the last is the most difficult to restore.” All of our employees are required to affirm that they have reviewed this Code and will comply with it.

Our Core Values Our core values, which capture the spirit of our 14 Business Principles, combine over 150 years of experience, resulting in actionable practices that inform our decision-making every day. They ensure that our culture reflects our Principles by aligning us around common standards of behavior and a shared understanding of success. What it means We prioritize collaboration and value diversity, creating a culture that fosters inclusiveness, collaboration, and teamwork in the pursuit of professional and personal excellence. We lead with a service mindset, enabling us to anticipate and adapt to the needs of our clients and customers by delivering thoughtful, innovative solutions. How we live it Collaborating consistently and communicating openly Encouraging creativity and exploring new solutions Welcoming diverse voices and perspectives Acting with empathy and building trust Seeing around corners and proactively identifying opportunities to help Prioritizing relationships Ingenuity in developing products, advice, and solutions What it means We hold ourselves accountable to the highest ethical standards, insisting on transparency and vigilance from our people as we learn from our experiences and make decisions in a manner that safeguards our reputation. We aspire to nothing less than excellence, consistently striving for exceptional performance and achieving outstanding results for our clients, our shareholders, and our firm. How we live it Doing the right thing Being accountable to ourselves, our clients, and our colleagues Escalating potential violations of law, regulation, policy, or this Code Asking, “how could this be better?” Going above and beyond to deliver the best result Setting measurable goals and celebrating successes

Raising Concerns and Reporting Issues As part of Goldman Sachs’ Business Integrity Program, the firm provides its people with various channels through which integrity concerns can be raised without reprisal. Regardless of the manner of escalation, all matters are carefully reviewed and investigated with the highest discretion. If you become aware of any existing or potential violation of this Code, our core values, or any law, regulation, ethics, accounting, internal accounting control, auditing, or other firm policy, you are required to promptly escalate the matter. Even if you aren’t sure if your concern is an explicit violation, it’s important that you report it in order to uphold the reputation and integrity of the firm. How to escalate a concern: 1. You may contact your manager, Global Compliance, Human Capital Management, or the Legal Department. 2. You may also escalate concerns on an anonymous or disclosed basis through the firm’s Business Integrity channels. Business Integrity hotlines and web form are managed through an independent third-party that specializes in the discrete reporting of integrity concerns, and are available in multiple languages 24 hours a day, seven days a week. 1-866-520-4056 from any phone in the United States 1-917-343-8026 from any phone globally Toll-free contact numbers for jurisdictions outside of the United States can be found at http://www.goldmansachs.com /business-integrity-program Web reporting form at https://gs.tnwreports.com/ For general questions or further information, please contact gs-conductandintegrity Safe Reporting Goldman Sachs is committed to ensuring that all of our people feel safe and protected when reporting issues. The firm prohibits retaliation against anyone who reports in good faith an integrity concern or a possible violation of law, regulation, policy, or this Code, no matter whom the report involves. Failure to promptly report suspected violations may lead to disciplinary action, up to and including termination. Your reporting obligations do not prevent you from reporting conduct you believe to be in violation of the law to the government or regulators. Resources Business Integrity Program Firmwide Policy on Escalation Employee Relations What types of issues should I report? You should report any suspected violation of this Code, our core values, or any law, regulation, ethics, accounting, internal accounting control, auditing, or other firm policy. What if the conduct involves a senior team member and I am concerned about retaliation? All reports are investigated in accordance with our confidentiality protocols. You may also choose to report anonymously, if you wish. In any event, the firm strictly prohibits retaliation for reporting concerns in good faith, regardless of who the report involves.

Our People Our people set Goldman Sachs apart. The firm’s success relies on our ability to create a safe, inclusive, and respectful workplace where everyone is empowered to grow and excel. Diversity and Inclusion Discrimination and Harassment Non-Retaliation Communicating Responsibly Personal Relationships Manager Expectations

Diversity and Inclusion Diversity is essential to our success as a firm: it keeps us at the edge of innovation, helps us assemble and leverage the best talent, and allows us to respond to the needs of our clients while ensuring that our people can achieve their personal and professional potential. To cultivate a diverse workforce, we must draw on the largest possible pool of potential team members. We seek to attract and retain a diverse network of people from across the globe who bring with them a wide range of backgrounds, cultures, perspectives and experiences. We empower people to bring their authentic selves to work by maintaining an inclusive environment that welcomes diverse perspectives and encourages collaboration so that we can excel together. We aim to increase the representation of diverse and underrepresented groups across all seniority levels through numerous firm-sponsored initiatives and groups.

Discrimination and Harassment We can only succeed when everyone at the firm feels encouraged, safe, and comfortable bringing their authentic selves to work. To that end, we prohibit any form of discrimination, harassment, bias, or prejudice on the basis of any characteristic protected by law or our policies. This applies whether it is committed by or against an employee, client, vendor, or visitor, whether it occurs on or off premises, at work-related events or after work. Everyone is responsible for creating a culture of respect at the firm. We expect all of our people, regardless of jurisdiction or location, to uphold a zero tolerance policy for discrimination and harassment. Harassment or other inappropriate conduct can occur in many ways, including through jokes and derogatory comments, and can be obvious or subtle. Regardless of its form, it is each person’s responsibility and obligation to speak up and report such conduct if observed. What if I overhear colleagues making inappropriate jokes? We encourage you to speak up and say something to your colleagues. Failure to confront inappropriate behavior may suggest tolerance or endorsement. Regardless of whether you choose to address such behavior directly, you are required to promptly escalate potential discrimination and harassment concerns to Employee Relations or through the Business Integrity hotline. Resources Business Integrity Program Employee Relations Firmwide Policy on Equal Employment Opportunity

Non-Retaliation As noted throughout, it’s the responsibility of every individual at the firm to escalate potential legal, regulatory, and ethical breaches, including violations of this Code as well as our core values and our Business Principles. This includes any instances of retaliation. The firm strictly prohibits retaliation against anyone who in good faith reports a possible violation, no matter who the report involves. Resources Business Integrity Program Firmwide Policy on Escalation Employee Relations Firmwide Policy on Equal Employment Opportunity Firmwide Policy on Employee Conduct

Communicating Responsibly Regardless of the language, medium, or mode, our communications should be clear, concise, accurate, and professional. At best, poor communication causes confusion. At worst, it could expose employees and the firm to legal and reputational risk. Business communications must only be conducted through firm-approved communications systems. Firm email, voice mail, and other messaging systems may be used for appropriate limited personal use as well. However, the use of personal email or other applications that have not been approved by the firm (e.g., WhatsApp, WeChat, personal text messaging) for business communications beyond logistical discussions is not authorized. We respect the desire of our people to engage in personal communications in various mediums, including social media applications. However, writing or commenting on the firm’s products or services, disclosing confidential firm information such as project, client, or deal information, or providing financial advice is prohibited. Doing so may conflate your personal and professional communications and negatively impact the firm. What if a client messages me on WhatsApp? Can I respond? You should respond by directing the client to communicate via firm-approved communications systems, including your firm email unless instructed otherwise by Legal or Compliance. I am a heavy social media user. Do I need to stop? No. You may continue to use social media, but with good judgment. You are not anonymous online and your posts and other actions can reflect negatively on the firm. Resources Firmwide Policy on Communications Contact gs-sdl-ecomm-americas

Personal Relationships We have an obligation to each other and to our clients to prevent our personal relationships from impacting our objectivity in the workplace. Romantic, sexual, or dating relationships between firm employees or between an employee and an outside firm business contact can give rise to a conflict of interest between the involved individuals’ professional responsibilities and their personal interests. Upon commencement, employees must disclose such relationships to their manager, Employee Relations, or Compliance to ensure appropriate steps can be taken to protect our people and clients and mitigate potential conflicts. Managers who become aware of such relationships must notify Employee Relations to ensure appropriate mitigating actions are taken. Relationships that may give rise to such a conflict and therefore require disclosure include a current or recent romantic, sexual, or dating relationship with: • Another firm employee provided one or more of the following apply (i) both employees work in the same division; (ii) either employee is a Managing Director; or (iii) there has been business interaction or the potential for business interaction between the employees (including in particular in a control function or oversight capacity); • A client, or an employee of a client, a vendor, or a regulator or any other individual who provides services to, or receives services from, the firm and there has been business interaction or the potential for business interaction between the employee and the other party. Upon commencement, employees must disclose such relationships to their manager, Employee Relations, or Compliance to ensure appropriate steps can be taken to protect our people and clients and mitigate potential conflicts. Managers who become aware of such relationships must notify Employee Relations to ensure appropriate mitigating actions are taken. What if I start dating someone in my division, but I am unlikely to work with them? Even if you are unlikely to work with this individual, a conflict may arise as you are in the same division. Accordingly, you must disclose the relationship to your manager, Employee Relations, or Compliance. Resources Firmwide Policy on Personal Relationships Firmwide Policy on Professional and Social Relationships with More Junior Employees

Manager Expectations Managers uphold our culture at the firm and are accountable for the actions of their teams. This involves coaching and developing their people, communicating clear expectations, helping their people to set and achieve goals, and providing timely and actionable feedback. Managers also play a critical role in creating an inclusive work environment, promoting teamwork and providing equitable opportunity. They are expected to role model excellence and integrity, especially in challenging situations. It is critical that all managers at Goldman Sachs embody this Code, our core values, and our Business Principles in how they show up for our clients, their people, and the firm.

Our Firm We apply the highest ethical standards to our work. Our reputation, and the future of the firm, rely on our collective commitment to creating value and driving results honestly and with integrity. Anti-Bribery and Anti-Corruption Anti-Money Laundering Sanctions Privacy and Data Protection Personal Trading Antitrust Anti-Tying Recordkeeping and Reporting Special Goldman Sachs Bank-Related Considerations

Anti-Bribery and Anti-Corruption We are committed to seeking and retaining business based on merit and the excellence of our performance. The firm does not tolerate bribery or corruption of or by our people, agents, vendors, or other business partners. Our people are strictly prohibited from improperly providing anything of value to anyone in order to obtain or retain business or any improper business advantage. This includes: public officials, candidates for office, employees, or officers of state-owned enterprises; employees or officers of counterparties; clients/customers or suppliers; any agent of the aforementioned parties; or any other person with whom the firm does or anticipates doing business. Our people are also prohibited from receiving or accepting bribes. “Anything of value” includes obvious improper payments, such as cash bribes or kickbacks, but also may include other direct or indirect benefits and advantages, such as inappropriate gifts, meals, travel, entertainment, charitable and political contributions, and offers of employment or internships. Some specific activities, such as interacting with government officials, can present increased bribery and corruption risk, and therefore, pre-approval is required before anything of value is provided to such “Restricted Recipients.” Restricted Recipients include employees or representatives of governments, government agencies, public international organizations (e.g., World Bank), state-owned enterprises, and public pension funds. The firm also prohibits facilitation payments, as well as the use of third parties or intermediaries/finders to route any inappropriate payments. In retaining any third parties, we must adhere to our processes and procedures concerning the diligence and oversight of third-party relationships. We must each remain vigilant about potential bribery concerns and escalate them immediately in accordance with the guidance provided in this Code. A client inquired about an internship for their child. What can I do? You are welcome to refer the resume to Human Capital Management. At that point, you must step away from the process and may not play a role in the recruitment. I observed a colleague discussing a transaction with a third party who is not disclosed on any internal deal documentation. What should I do? Escalate to Legal or Compliance right away. The presence of all third parties in transactions, even if engaged or compensated by another party in a transaction, must be fully disclosed for appropriate review. If I’m not interacting with a Restricted Recipient, does the guidance on this page still apply? No matter who you are interacting with, our prohibition on bribery still applies. While there is an increased focus on Restricted Recipients because of a higher risk for bribery and corruption, our policies and applicable laws prohibit providing bribes or improper benefits to any person. [Graphic Appears Here]

Anti-Money Laundering The firm is committed to ensuring that its people and services are not used to facilitate the flow of, or conceal the origin of, criminally-derived funds or the financing of terrorism (collectively “money laundering”). Our dedication to integrity requires strict compliance with all applicable anti-money laundering laws and regulations. To comply with these procedures, we must adhere to all “know your customer” requirements and be alert for, and promptly report, any unusual or potentially suspicious activity that could involve money laundering, terrorist financing, violations of law or regulation, or any other activity that has no apparent legitimate business purpose or is outside of the ordinary course of a client’s business activity. To report suspicious activity, or if you have any questions about whether any activity constitutes suspicious activity, contact Legal, Compliance, or escalate in accordance with the escalation guidance provided in this Code. What if I am not sure whether a client’s actions are suspicious? If there is any doubt, escalate. There can be significant ramifications for failing to identify and report suspicious activity. May I inform my client I am reporting their activity as suspicious? No. Discussing this with your client may expose you and the firm to legal and or regulatory sanction.

Sanctions The firm is committed to adhering to all applicable government economic and trade sanctions, including the US, UK, and European Union sanctions regimes. Some sanctions prohibit us from providing financial services to certain groups, governing bodies, or individuals. If you find yourself involved in firm activity that appears to raise sanctions concerns, you should proactively escalate to Compliance or Legal. Business or activity that directly or indirectly involves persons or entities in the following countries presents heightened sanctions risk and should be escalated to Financial Crime Compliance: Iran, North Korea, Cuba, Syria, and Crimea. Targeted individuals and entities in Russia, Venezuela (including the government of), and Libya are subject to sanctions and may present heighted risk to the firm. If you have any questions regarding interactions in these jurisdictions, contact Financial Crime Compliance. Shouldn’t I be OK if I’m not dealing with any of the countries listed? Indirect sanctions risks can arise from agency trading and other intermediated relationships. For example, Goldman Sachs is prohibited from facilitating trading, or other financial activity, with an investment advisor trading on an agency basis for clients that appear on a sanctions list or that are located in a sanctioned jurisdiction. What if there is no record that a sanctioned entity is implicated? It is a violation of firm policy for Goldman Sachs persons to remove, omit, or obscure material information with the intent of preventing detection by systems or controls designed to mitigate the risk of sanctions violations. For example, an employee who instructs a client to remove references on payment instructions to prevent payments from being held for Compliance review, violates firm policy.

Privacy and Data Protection The firm is subject to various privacy laws in the jurisdictions in which it operates. The definition of “personal data” can vary widely, but generally includes information that relates to an identified or identifiable individual (e.g., name and address, government identification number). The relevant data protection laws require the firm to be transparent about how it collects, uses, and discloses personal data. These laws also mandate security controls to protect personal data, and they contemplate taking appropriate steps in situations where personal data may have been improperly disclosed or subject to unauthorized access or misuse. Several laws grant individuals some degree of control over how the firm processes their personal data. Our people and agents are required to: comply with applicable data protection laws and the privacy policies of the businesses of which they are a part; keep personal data secure; and escalate incidents involving the potential misuse of personal data. If you have concerns regarding the above, contact your Compliance or Legal coverage.

Personal Trading We have a duty to our clients and each other to ensure that personal trading by firm employees is undertaken in accordance with applicable laws. In nearly all instances, brokerage accounts in which Goldman Sachs people, anyone residing in their household, or anyone financially dependent on them holds an interest, controls, or may exercise control must be pre-cleared or disclosed to Compliance. All trading of securities (including derivatives, commodities, and futures) in these accounts must be pre-approved by Compliance. Restrictions on trading vary by region, division, and business unit. We expect our people to carefully review applicable policies and consult with Compliance or Legal before trading. For the avoidance of doubt, trading based on certain information received in the course of your work for the firm, including material non-public information is strictly prohibited and may be a violation of applicable law. Antitrust Many jurisdictions where the firm operates have antitrust or other laws, which are intended to maintain free and open competition in the marketplace for the benefit of both businesses and consumers. Those laws generally prohibit any kind of agreement, understanding, or arrangement with competitors concerning prices, commission rates, terms and conditions, or other matters of competitive significance. Given the potential complexities of competition laws as applied to particular matters, contact Legal or Compliance to discuss particular matters. May I participate in industry forums where business details, including pricing sometimes are discussed? Discussion of business particulars could lead to antitrust concerns. Contact Legal or Compliance to discuss how to mitigate this risk. Resources Firmwide Policy on Antitrust

Anti-Tying Tying arrangements – requiring a customer to buy a product or service on the condition of buying another – may be unlawful in certain instances. Our people are responsible for understanding and adhering to the firm’s practices around anti-tying. Recordkeeping and Reporting We have an obligation to maintain accurate and complete records of all activities that we conduct on behalf of clients or on our own behalf in order to satisfy all of our firm policies and reporting requirements to our many constituents and stakeholders. All persons involved in maintaining records or reporting of information must not knowingly misrepresent or omit material facts. Concerns regarding the integrity of our recordkeeping or reporting of information must be escalated to the appropriate individuals or through the escalation channels outlined in this Code.

Special Goldman Sachs Bank-Related Considerations As a GS Bank employee or individual supporting the GS Bank, you are subject to GS Bank’s policies, which are supplemental to firm and divisional policies. To the extent you conduct any activities in which both GS Bank and an affiliate of GS Bank are involved, you are expected to act in the best interest of GS Bank. If you’re unable to do so, you should escalate the matter to your manager or Compliance Officer.

Our Clients Our clients’ interests always come first. We protect their privacy and take pride in the fact that they choose to do business with us. Safeguarding Information Material Non-Public Information and Insider Trading Transaction Review Gifts, Travel, and Entertainment Conflicts of Interest Fair Dealing

Safeguarding Information Our business, our reputation, and the success of our clients depend on our people safeguarding client, proprietary, or other confidential information. This includes any information our people create, develop, receive, or have access to as a result of their work at Goldman Sachs, such as information about the firm, our clients, or prospective clients, or confidential supervisory information created by or for our regulators. Access to information should only be provided to those with appropriate authorization. Information should only be shared internally, moreover, with those who have a valid business reason for receiving it. Sharing confidential information by forwarding it to personal email accounts or through other unauthorized messaging systems is strictly prohibited. Resources Firmwide Policy Regarding the Safeguarding of Confidential Information and Information Barriers Firmwide Policy on the Information Security Program Firmwide Policy on Confidentiality of Firm Information Firmwide Policy on Information Security and Cybersecurity Firmwide Policy on Confidential Supervisory Information Firmwide Policy Regarding the Redaction of Confidential Supervisory Information Report a Technology Security Event Contact Confidential supervisory information-related inquiries: rpg-reporting gs-regteam Data leakage: gs-techrisk-sirt

Material Non-Public Information and Insider Trading As a part of our commitments to our clients and the integrity of the firm, we do not share, intentionally or not, material non-public information with anyone who does not have a need to know in order to provide client service or satisfy a regulatory request or legal obligation. Material non-public information is information that has not yet become public and could have an impact on the price of an issuer’s securities. We also do not buy or sell securities when in possession of material non-public information. What if I learn of confidential information that may be material non-public information? You should treat the information as material non-public information and contact your Compliance Officer or the Control Room for assistance. I jointly cover a public company client with other firm employees from both the public and private side. In a recent email, the client advised the entire coverage team that the company is considering a sale of several of its smaller assets. I don’t think these assets are material to the company. What do I do? Although you believe these assets are immaterial to the company, you should not make this determination on your own. Instead, immediately notify the Control Room and, as appropriate, your divisional Compliance team of your receipt of this information. Additionally, remind the client that you are on the public side of the firm and generally should not receive material non-public information unless you have received approval to do so. I am on the private side of the firm’s information barriers and am working on a non-public transaction that has a unique and complex structure. A senior member of my team is working on a separate transaction with a similar structure and has asked myself and other colleagues for insights from similarly structured transactions. Is it appropriate for me to discuss my current transaction with my colleague? While you may provide your colleague with general advice on this transaction structure, you should avoid providing more information than necessary. Even when communicating with colleagues on the private side, we must strictly adhere to the need-to-know standard. Take care not to provide so much contextual information about your transaction that your colleague can deduce details about the transaction based on their familiarity with your client base, industry group, or practice areas. Contact Control Room – APAC Control Room – AP Control Room – Americas Control Room – NY Control Room – EMEA Control Room – London

Transaction Review Our success as a firm is built upon our legacy of innovative transactions to achieve outstanding results for our diverse client base. To ensure that the transactions we structure and execute meet the highest ethical standards, the firm maintains robust transaction review processes, including, as appropriate, reviews by committees of senior firm leaders to ensure transactions are consistent with the highest levels of integrity and excellence. Select transactions, including those deemed Significant and Complex, are novel, otherwise not customary, or those involving certain government clients or heightened reputational risk, require enhanced review. Please contact Legal or Compliance or refer to the linked resources for questions regarding transaction reviews. Resources Policy Regarding Due Diligence Practices for Significant and Complex Transactions Procedures for Assessing Suitability in Relation to Complex or Strategic Transactions Firmwide Reputational Risk Committee Review Environmental and Social Due Diligence Guidelines

Gifts, Travel, and Entertainment In order to strengthen relationships and better serve clients’ needs, Goldman Sachs encourages its people to engage with clients and third parties outside of the office. To ensure that gifts or entertainment provided are appropriate and non-lavish, the firm requires pre-approval before offering: (i) any gift, or (ii) travel or entertainment over our local limits to a client or third party. Pre-approval is also required when providing travel or entertainment to Restricted Recipients (employees or representatives of governments, government agencies, public international organizations, state-owned enterprises and public pension funds). Numerous laws and regulations prohibit what we can provide to Restricted Recipients or others. Am I allowed to take clients or prospective clients out to dinner? Yes. The firm encourages appropriate business meals as a means of developing relationships with clients. You must, however, seek pre-approval for the meal through Concur if providing to a Restricted Recipient, or if you anticipate the meal will exceed the local entertainment limit. Resources Firmwide Policy on Gifts and Entertainment Concur Local Client Entertainment Limits Receipt of G&E Tool Contact gs-antibribery-group

Conflicts of Interest Our dedication to our clients demands that we put their interests above our own. It is critical that we avoid the appearance of a conflict of interest, such as between the firm and our clients or between our people and our clients. Every situation must be considered and navigated with an unyielding, client-centric focus. Any activity, investment, or relationship that raises a potential conflict of interest should be avoided. This includes firm individuals taking advantage of business opportunities they learn of through their work. If you become aware of an actual or potential conflict, discuss the matter promptly with your supervisor, Compliance, Legal, or other appropriate group within the firm. Resources MyCompliance Firmwide Policy on Personal Private Investments Firmwide Policy on Outside Activities Firmwide Policy on Personal Relationships Contact gs-outside-business Employee Relations Fair Dealing Our success as a firm is built upon our legacy of fair dealing through superior client service and partnership. Our commitment to doing the right thing and treating clients fairly means we do not seek competitive advantages through unethical or illegal practices or take advantage of anyone through manipulation, concealment, abuse of information, or misrepresentation.

Our Communities The work we do at Goldman Sachs affects the world beyond our walls. Our actions, both as a collective and as individuals, have the power to impact our firm’s reputation and our communities’ prosperity. Human Rights, Sustainability, and Inclusive Growth Charitable Contributions Political Contributions and Activities Personal Private Investments Outside Activities Market Conduct Risk Taxes

Human Rights, Sustainability, and Inclusive Growth Human rights, sustainability, and inclusive growth have a profound impact on the global economy. It is our responsibility to consider the environmental and social implications of our actions, as well as those of our clients. We are committed to leveraging our commercial expertise to shape market-driven solutions for our clients and stakeholders to transition to a low-carbon economy. We are also focused on driving inclusive growth opportunities, creating innovative financial services and products, expanding access to education and healthcare, and investing in housing and infrastructure development in underserved communities. Resources Sustainability Report Environmental Policy Framework Statement on Modern Slavery Statement on Human Rights Vendor Code of Conduct

Charitable Contributions The firm is committed to supporting our communities, including through charitable contributions, volunteer endeavors, partnerships with nonprofit organizations, and other special events and activities. Charitable contributions, however, must never be made if the intent or effect is to influence inappropriately the business judgement of any person, including a public official, client, or potential client. Contact Compliance if there are any questions about a charitable contribution. What if a client asks me to support a particular charity? Can I donate? Donating at the request of clients may be appropriate, but under some circumstances could give the appearance you are making the donation to inappropriately influence their business judgment. Contact Compliance or the Office of Corporate Engagement for guidance. Resources Firmwide Policy on Charitable Contributions Contact gs-antibribery-group Political Contributions and Activities Goldman Sachs encourages and respects the rights of its people to engage in personal political activity. Rules regarding political activity, however, are complex and vary by jurisdiction with severe penalties for violations. The firm has numerous requirements and policies designed to support our people and ensure compliance with laws, including requirements that our people obtain approval in all jurisdictions and their family members obtain approval in certain jurisdictions, before they make political contributions or otherwise engage in political activity. Resources MyCompliance Firmwide Policy on Political Contributions and Activities Firmwide Policy on Personal Political Activities in the US Contact gs-political-contributions

Personal Private Investments Each of us at Goldman Sachs has a duty to our clients and each other to avoid any personal private investments that may appear to interfere or conflict with the activities or business of our clients or the firm. Before making any private investment for yourself or any persons living in your household or financially dependent on you, approval from the firm must be obtained. Outside Activities We have an obligation to each other and our clients to use good judgment and maintain high ethical standards in everything we do. This includes not allowing our personal activities, such as volunteering or assisting a nonprofit, to negatively impact the firm or our clients. Certain outside activities, both paid and unpaid, where an employee would hold a leadership role, or that otherwise involve the financial sector may require pre-approval to ensure that they are consistent with our standards and practices. Please consult with your Compliance contact if you are uncertain if an activity requires pre-approval.

Market Conduct Risk We have a shared responsibility to mitigate market conduct risk and avoid unsafe or inappropriate practices that can negatively impact the integrity of the markets and breach our obligations to clients. Goldman Sachs is committed to ensuring compliance with relevant market conduct laws, and has implemented policies and procedures to mitigate the following market conduct risks: conduct and supervision, confidentiality and communication, market manipulation, collusion, conflicts of interest, and inappropriate sales practices. Failure to adhere to the firm’s market conduct risk policies and procedures can result in severe consequences for the firm and its employees. If you develop any concerns regarding potential market conduct risks, you must escalate to the appropriate individuals. Taxes Our dedication to integrity means the firm keeps and reports accurate tax records, both for itself and its clients. We do not tolerate the facilitation of client activities in evading taxes or concealing information from tax authorities.

Thank you for taking the time to review the Code. You are on the front lines of protecting and safeguarding the reputation of the firm and upholding our ethical standards. If you have any comments or questions about the Code or require additional guidance, please reach out to your manager or contact Compliance. Waivers of this Code will not be made. No waivers for executive officers or members of our Board of Directors may be made, unless approved by the Board of Directors or a committee of the Board, and, if approved, will be disclosed on our website. Waivers for other firm people must be approved by the firm’s General Counsel or Chief Compliance Officer.